                                                        Exhibit 99.1

                                                                      Media Relations Department
                                                                       P.O. Box 1734, Atlanta, Georgia 30301
                                                                  Telephone (404) 676-2121
The Coca-Cola Company
news release                                                                                                                           Contact: Dana Bolden
                                                                                        (404) 676-2683
FOR IMMEDIATE RELEASE
THE BOARD OF DIRECTORS OF THE COCA-COLA COMPANY
ELECTS ALEXIS M. HERMAN AS DIRECTOR

ATLANTA, Oct. 18, 2007 -- The Coca-Cola Company Board of Directors today elected former U.S. Secretary of Labor Alexis M. Herman as a Director of the Company, effective immediately.  As part of her election, Secretary Herman was appointed to the Public Issues and Diversity Review Committee of the Board.

Secretary Herman served as America’s 23rd Secretary of Labor and was the first African-American ever to lead the U.S. Department of Labor.  Secretary Herman currently serves as chair and chief executive officer of New Ventures, Chair of the Diversity Advisory Board of Toyota Motor Sales, U.S.A., Inc., and is a member of the boards of directors of Cummins Inc., Entergy Corporation and MGM Mirage.  She served as chairwoman of The Coca-Cola Company’s Human Resources Task Force from 2001 to 2006.

Secretary Herman was appointed by President Jimmy Carter as the youngest director of the Women's Bureau in the history of the Labor Department.

A recipient of more than 20 honorary doctorate degrees from major colleges and universities, she also serves on the Board of Trustees of Xavier University of Louisiana and is a trustee of the National Labor College.  Her nonprofit work includes the National Urban League and the National Epilepsy Foundation as well as her role as co-chair of the Bush Clinton Katrina Fund.

The Coca-Cola Company is the world's largest beverage company. Along with Coca-Cola®, recognized as the world's most valuable brand, the Company markets four of the world's top five nonalcoholic sparkling brands, including Diet Coke®, Fanta® and Sprite®, and a wide range of other beverages, including diet and light beverages, waters, juices and juice drinks, teas, coffees, energy and sports drinks. Through the world's largest beverage distribution system, consumers in more than 200 countries enjoy the Company's beverages at a rate exceeding 1.4 billion servings each day. For more information about The Coca-Cola Company, please visit our website at www.thecoca-colacompany.com.

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NOTE TO EDITORS: An image to accompany this story can be found in the Press Center Image Gallery at www.thecoca-colacompany.com.